Exhibit 2.1
ASSET PURCHASE AGREEMENT
This Asset Purchase Agreement (this “Agreement”), dated as of January 30, 2023, is entered into by and between Invacare Corporation, an Ohio corporation (“Invacare”) and Ventec Life Systems, Inc., a Delaware corporation (“Buyer”). Invacare and Buyer shall be referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
WHEREAS, Invacare, through one of its business divisions, was previously engaged in the business of designing, manufacturing, distributing, and selling respiratory care products designed to concentrate oxygen for consumers needing supplemental oxygen for breathing, including stationary and portable oxygen concentrators, integrated oxygen cylinders, and oxygen refilling systems (the “Respiratory Business”); and
WHEREAS, Invacare wishes to sell and assign to Buyer, and Buyer wishes to purchase and acquire from Invacare, all of the assets comprising the Respiratory Business as set forth herein in dissolution of the Respiratory Business division, subject to the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the foregoing Recitals and the premises, agreements, covenants, representations and warranties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree to the foregoing Recitals and agree as follows:
ARTICLE I
DEFINITIONS
The following terms have the meanings specified or referred to in this ARTICLE I:
“Action” means any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private and whether at law or in equity) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.
“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person and any successors or assigns of such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Asset Count” means the count of Inventory (as defined in Section 2.01(a) or Tangible Personal Property (as defined in Section 2.01(d)) upon the physical delivery of same to Buyer after the Effective Time.
“Banker” means Huron Consulting Services, LLC.
“Benefit Plan” means any plan, fund, program, agreement, arrangement or scheme that is at any time sponsored or maintained or required to be sponsored or maintained by Invacare or to which Invacare makes or has made, or has or has had an obligation to make, contributions providing for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, consultants, independent contractors or contingent workers of the Respiratory Business or any other individual providing services to the Respiratory Business or the dependents of any of them (whether written or oral), including each (i) deferred compensation, bonus, incentive compensation, retention, change in control, pension, retirement, stock purchase, stock option and other equity or phantom equity compensation plan and “welfare” plan within the meaning of Section 3(1) of the

Employee Retirement Income Security Act of 1974, as amended (“ERISA”), determined without regard to whether such plan is subject to ERISA, (ii) “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA), (iii) each severance plan or agreement, health, vacation, summer hours, paid time off, supplemental unemployment benefit, hospitalization insurance, medical and dental benefit plan and (iv) each other employment, consulting, advisory or benefit plan, fund, program, agreement or arrangement that Invacare maintains or to which Invacare contributes, has any obligation to contribute or has any other Loss.
“Calculation Periods” means each annual period during the Commission Term; provided, however, that (a) the first Calculation Period shall be the period beginning on the Closing Date and ending on the last day of the then-current annual period, and (b) the final Calculation Period shall be the period beginning on the first day of the last partial annual period of the Commission Term and ending on the third (3rd) anniversary of the Closing Date.
“Closing Date Asset Count” means the count of Inventory (as defined in Section 2.01(a) and Tangible Personal Property (as defined in Section 2.01(d)) as of the Effective Time (as defined in Section 3.01).
“Code” means the Internal Revenue Code of 1986, as amended.
“Commission Term” means the period beginning on the Closing Date and ending on the third (3rd) anniversary of the Closing Date.
“Competing Business” means any business performing, marketing, selling or offering to sell or otherwise involved in the activities or services that are competitive with the Respiratory Business as of the date hereof or any services offered by the Respiratory Business as of the date hereof.
“Confidential Information” means information concerning the Respiratory Business, or the affairs of the Buyer (or any of its Affiliates), or the affairs of Invacare and its Affiliates, including information relating to customers, clients, suppliers, business partners, investors, lenders, consultants, independent contractors or employees, customer and supplier lists, price lists and pricing policies, cost information, financial statements and information, budgets and projections, business plans, production costs, market research, marketing plans and proposals, sales and distribution strategies, production processes and techniques, processes and business methods, technical information, pending projects and proposals, new business plans and initiatives, research and development projects, inventions, discoveries, ideas, technologies, trade secrets, know-how, formulae, technical data, designs, patterns, marks, names, improvements, industrial designs, mask works, compositions, works of authorship and other intellectual property, devices, samples, plans, drawings and specifications, photographs and digital images, Software and programming, all other confidential information and materials relating to the Respiratory Business, and all notes, analyses, compilations, studies, summaries, reports, manuals, documents and other materials prepared by or for the Buyer (or its Affiliates) or Invacare containing or based in whole or in part on any of the foregoing, whether in verbal, written, graphic, electronic or any other form and whether or not conceived, developed or prepared in whole or in part by the Buyer (or its Affiliates) or Invacare.
“Contracts” means any agreement between two parties creating mutual obligations enforceable by Law including, but not limited to, leases, licenses, instruments, commitments, and undertakings.
“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and all related strains and sequences) or mutations (or antigenic shifts or drifts) thereof or a disease or public health emergency resulting therefrom.
“COVID-19 Funds” means all grants, payments, distributions, loans, funds or other relief provided under the CARES Act, the Paycheck Protection Program Act, or any other program authorized by any Governmental Authority or Government Program in response to COVID-19, including the Paycheck Protection Program, Main Street Loan Program, Provider Relief Fund, Small Rural Hospital Improvement Program, Assistant Secretary for Preparedness and Response or Hospital Preparedness Program Grants, or any other Law or program enacted, adopted or authorized in response to or in connection with COVID-19; provided, that COVID-19 Funds does not include any Medicare Accelerated and Advance Payments
“Data Room” means the site established by or on behalf of Invacare containing the documents of Invacare related to the Respiratory Business in existence as of the date hereof or such other site or sites in substitution thereof after the Closing.
“Declarations” means the written declarations of the Banker and an officer of Invacare, dated prior to the Closing, in a form reasonably satisfactory to Buyer, setting forth the Banker’s and Invacare’s efforts through Banker and an additional investment banker to market the Purchased Assets prior to the Closing, and subject to the factors and assumptions set forth therein, the Purchase Price to be paid to Invacare is fair, represents reasonably equivalent value, was negotiated in good faith between Buyer and Invacare and at arms-length.
“Disclosure Schedules” means the Disclosure Schedules delivered by Invacare and Buyer concurrently with the execution and delivery of this Agreement.
“Dollars” or “$” means the lawful currency of the United States.
“Encumbrance” means any mortgage, lien, restriction, agreement, claim, easement, encroachment, right of way, building use restriction, exception, variance, reservation, pledge, security interest, conditional sales agreement, right of first refusal, option, obligation, liability, charge or limitation of any nature.
“Excluded Liabilities” means all liabilities of Invacare and/or any Affiliate thereof, other than the Assumed Liabilities.
“FDA” means the U.S. Food and Drug Administration, or any successor agency thereto.
“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination, or award entered by or with any Governmental Authority.
“Intellectual Property” means (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), unfiled invention disclosures, improvements thereto, and patents, patent applications, and patent disclosures, together with reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, trade names, and corporate names, together with translations, adaptations, derivations and combinations thereof and including goodwill associated therewith, and applications, registrations, and renewals in connection therewith; (c) copyrightable works, copyrights, and applications, registrations and renewals in connection therewith; (d) mask works and applications, registrations and renewals in connection therewith; (e) trade secrets, know how, and Confidential Information; (f) Software and firmware; (g) plans, drawings, architectural plans and specifications; (h) social media accounts, websites, domain names and URLs, and the data, passwords, and contents thereof; (i) other proprietary rights; (j) copies and tangible embodiments and expressions thereof (in whatever form or medium), all improvements and modifications thereto and derivative works thereof; (k) other intellectual property and related proprietary rights; and (l) the right to all past and future income, royalties, damages, and payments due with respect to the foregoing, including rights to damages and payments for past, present, or future infringements, misappropriations, or other violations thereof.
“Intellectual Property Agreements” means all licenses and other agreements by or through which other Persons grant Invacare or Invacare grant any other Persons any exclusive or non-exclusive rights or interests in or to any material Intellectual Property that is used primarily in the Respiratory Business excluding any (i) non-customized commercially available off-the-shelf software agreements, (ii) standard customer agreements that include Intellectual Property licenses, and (iii) publically available patent assignments.
“Intellectual Property Assets” means all Intellectual Property that is owned or purported to be owned or licensed or purported to be licensed by Invacare or its Affiliates, or in which Invacare or its Affiliates otherwise hold any right, title or interest and is used in or applicable to the Respiratory Business. For the avoidance of doubt, Intellectual Property Assets includes the material Intellectual Property set forth on Schedule 4.05(a).
“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application, or other filing by, to, or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.
“Knowledge of Invacare” or “Invacare’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Kathleen P. Leneghan, Geoffrey Purtill, Jason Fiest and Charles Konkol.
“Law(s)” means and refers to any applicable law, statute, ordinance, bylaw, code, rule, regulation, corporate integrity agreement, reimbursement manual, program memorandum, policy, restriction, order, judgment, writ, injunction, decree, determination, award or similar command of any Governmental Authority. Without limiting the foregoing, “Laws” shall include without limitation the laws of each jurisdiction in which Invacare or its Affiliates do business in connection with the Respiratory Business and all applicable state, federal or foreign country anti-kickback, fee-splitting and patient brokering laws and state, federal or foreign country information privacy and security laws. Further, “Laws” shall include, where applicable, Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hhh (the Medicare statute), including specifically, the Ethics in Patient Referrals Act, as amended, or “Stark Law,” 42 U.S.C. § 1395nn; Title XIX of the Social Security Act, 42 U.S.C. §§ 1396-1396v (the Medicaid statute); the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, as amended, 31 U.S.C. §§ 3729-3733 and 18 U.S.C. § 287; the Health Care Fraud Statute, 18 U.S.C. § 1347; the Physician Payment Sunshine Act, 42 U.S.C. § 1320a-7h; the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. § 1320a-7a; all criminal fraud and abuse laws, including, without limitation, 42 U.S.C. § 1320a-7b; the Exclusion Laws, 42 U.S.C. §§ 1320a-7 and 1320c-5; the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic and Clinical Health Act, and the regulations promulgated thereunder, including 45 C.F.R. §§ 160, 162, and 164 (collectively, “HIPAA”); state, local, or foreign country laws governing the privacy, security, integrity, accuracy, protection, management, storage, transmission, or exchange of personal data of or concerning an individual (together with HIPAA, the “Privacy Laws”); federal, state and foreign country antitrust laws, including laws that govern joint contracting; the rules and regulations applicable to first tier, downstream or related entities contracting with Medicare Advantage Organizations; all restrictions on the use of any data from the Center for Medicare and Medicaid Services (“CMS”), including any data use agreements; the Medical Device Laws; the Internal Revenue Code of 1986, as amended.
“Losses” means all claims, losses, liabilities, damages, costs, interest, awards, judgments, penalties, and expenses, including reasonable out-of-pocket attorneys’ and consultants’ fees and expenses and including any such reasonable expenses incurred in connection with investigating, defending against, or settling any of the foregoing.
“Material Adverse Effect” means any event, occurrence, development, fact, condition, state of circumstances, change or effect that (a) is, or is reasonably likely in the future to be, individually or in the aggregate, materially adverse to the Respiratory Business, operations, results of operations, condition, properties (including intangible properties), rights, obligations or assets of the Respiratory Business, or (b) materially impairs or delays, or is reasonably likely to materially impair or delay, the ability of

Invacare to consummate the transactions contemplated hereby or to perform their obligations under this Agreement.; provided, however, “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the Respiratory Business; (iii) failure of Invacare to meet financial projections; (iv) any changes in financial or securities markets in general; (v) acts of war (whether or not declared), armed hostilities or terrorism, natural disasters, pandemics or the escalation or worsening thereof; (vi) any actions required pursuant to this Agreement; (vii) any changes in applicable Laws or accounting rules; (viii) the public announcement, pendency or completion of the transactions contemplated by this Agreement; or (ix) the filing of the Bankruptcy Case.
“Medical Device Laws” means the Federal Food, Drug, and Cosmetic Act, 21 U.S.C. §§ 301 et seq. and regulations promulgated by the FDA thereunder, including those requirements for medical devices relating to nonclinical research, clinical research, good clinical practices, good laboratory practices, investigational use, premarket notification, premarket approval, establishment registration, device listing, clinical trial registration and reporting, Quality System Regulation, record keeping, labeling, advertising, device importation and exportation, adverse event reporting, recalls and reporting of corrections and removals, and all similar applicable Laws promulgated by other Governmental Authority outside the United States.
“Net Sales” means, with respect to any Commission Product, the number of Commission Products sold by or on behalf of Buyer to third parties, less the following deductions: (1) previously sold Commission Products that were rejected or returned; and (2) sales of Commission Products that are written off as uncollectible after reasonable collection efforts, in accordance with standard practices of Buyer.
“Permits” means all permits, licenses, certificates, clearances, franchises, and other authorizations, consents and approvals required to be obtained from Governmental Authorities.
“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association, or other entity.
“Personal Information” means all personally identifiable information pertaining to individuals.
“Product Recalls” means the open recalls relating to (i) the PerfectoV devices (item IRC5PO2V in the U.S. and IRC5PO2VC in Canada) for a field correction on the PE Valve for products manufactured by Invacare between August 2014 and October 2018, and (ii) the P5NXG devices for correction of the product labeling.
“Product Recall Services” means the services and other obligations of Invacare to conduct and complete the Product Recall including, but not limited to, providing customers with the PE Valve Recall Kit, performing recall effectiveness checks, and preparing and submitting recall updates to the FDA.
“Product Warranty Claim” means a claim for Product Warranty Services.
“Product Warranty Services” means the services and other obligations under Invacare’s applicable standard limited warranty in effect as of the date that the Respiratory Business products subject to a warranty claim were sold prior to Closing.
“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants, and other agents of such Person.
“Sanctioned Person” means any Person that is: (i) listed on any Sanctions-related list of designated or blocked persons; (ii) resident in, or organized under the Laws of, a country or territory that is the subject of comprehensive restrictive Sanctions (including Cuba, Iran, North Korea, Sudan, Syria, and the Crimea region of Ukraine); or (iii) majority-owned or controlled by any of the foregoing.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered, or enforced by: (i) the United States government, including those administered by the U.S. Department of the Treasury, Office of Foreign Assets Control; (ii) the European Union and implemented by its member States; (iii) the United Nations Security Council; or (iv) Her Majesty’s Treasury of the United Kingdom.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models, methodologies, operating systems, firmware, tools, data files, graphics, schematics, interfaces, architecture, data models, scripts, test specifications, test scripts and routines, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow charts, outlines, narrative descriptions, operating instructions, software manufacturing instructions and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons and (d) all documentation, including user manuals and other training documentation, related to any of the foregoing.
“Subsidiary” means with respect to any given Person, any corporation, partnership, limited liability company, trust, or other legal entity of which that Person or one of that Persons’ Subsidiaries, in either case acting alone or with one or more of that Person’s other Subsidiaries, owns, or has the power to vote or exercise a controlling influence with respect to, more than half of the capital stock or other ownership interest giving holders the right to do one or both of the following: (1) elect the board of directors or other governing body of that legal entity and (2) receive the net assets of that legal entity available for distribution to holders of all stock or other ownership interests upon liquidation or dissolution of that legal entity.
“Taxes” means (a) all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, escheatable amounts or amounts due in respect of abandoned or unclaimed property, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, including any alternative or add-on minimum or estimated amounts with respect thereto, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties, and (b) liability for the payment of any amounts of the type described in clause (a) as a transferee or successor, by Contract, by operation of Law, or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person.
“Tax Return” means any return, declaration, report, claim for refund, information return or statement, or other document required to be filed or required to be supplied to a Governmental Authority with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Transaction Documents” means this Agreement, the Bill of Sale, the Copyright Assignment Agreement, the Trademark Assignment Agreement, the Patent Assignment Agreement, the Transition Services Agreement, the Trademark License Agreement, the Supply Agreement, the Domain Name Assignment Agreement and the other agreements, instruments, documents, and certificates required to be delivered pursuant to or in connection with this Agreement and to consummate the transactions contemplated hereby.
“WARN Act” means the United States Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar applicable state or local law.
“Warning Letter” means that certain November 18, 2021 warning letter from the FDA to Invacare, and any related communications between Invacare and the FDA relating to the contents thereto.
ARTICLE II
PURCHASE AND SALE

Section 1.01Purchase and Sale of Assets. Subject to the terms and conditions set forth herein, Invacare hereby sells, assigns, transfers, conveys, and delivers to Buyer as of the Effective Time, and Buyer hereby purchases from Invacare, all of Invacare’s right, title and interest in and to the following assets, whether tangible and intangible, other than the Excluded Assets (as hereinafter defined), owned by Invacare, directly or indirectly, and used in connection with the business or operations of the Respiratory Business, free and clear of any and all Encumbrances other than the Assumed Liabilities (as hereinafter defined) (collectively, the “Purchased Assets”):
(a)all inventory, finished goods, raw materials, work in progress, packaging, supplies, parts, and other inventories of the Respiratory Business located in the United States or Canada as more particularly described on Schedule 2.01(a) (the “Inventory”), which Schedule 2.01(a) shall include the total value of all such Inventory as of the Closing Date;
(b)the Intellectual Property Agreements set forth on Schedule 4.05(a);
(c)all Intellectual Property Assets including those set forth on Schedule 4.05(a);
(d)all of the tooling, equipment, supplies, and other tangible personal property of the Respiratory Business as listed on Schedule 2.01(d) (the “Tangible Personal Property”);
(e)all 510(k) clearances set forth on Schedule 2.01(e) (the “510(k) Clearances”);
(f)all of Invacare’s rights under warranties, guarantees, indemnities, covenants not to compete in favor of Invacare to the extent primarily relating to the Respiratory Business and all similar rights against third parties to the extent primarily related to any Purchased Assets;
(g)to the extent allowed by Law, all data and records created or maintained by Invacare in the course of and pertaining to their operation of the Respiratory Business, including all financial and patient records (including all medical records, documents, catalogs, books, files and operating manuals);
(h)copies of all books and records to the extent available and in existence, including machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, work instructions, engineering and design files for past, present and anticipated respiratory products (whether or not they were finalized or marketed), strategic plans (including, but not limited to, any plans relating to cost savings measures to reduce costs for respiratory products, whether implemented by Invacare or not), change orders, records and data (including all formal correspondence with any Governmental Authority), sales material and records, strategic plans, marketing and promotional surveys, material and research, that relate to the Respiratory Business or the Purchased Assets, other than books and records set forth in Section 2.02(e);
(i)all claims of Invacare against third parties relating to the Purchased Assets; and
(j)all goodwill associated with any of the Purchased Assets.
Section 1.02Excluded Assets. Notwithstanding anything herein to the contrary, other than the Purchased Assets, all other assets or property of Invacare and its Affiliates are not intended by the Parties to be, and are not, a part of the Purchased Assets to be purchased by Buyer hereunder and shall be excluded from the Purchased Assets (the “Excluded Assets”), including but not limited to the following:
(a)all accounts or notes receivable of the Respiratory Business and of Invacare and their Affiliates;
(b)all cash and cash equivalents, bank accounts, and securities of Invacare and its Affiliates;

(c)the inventory, finished goods, parts and components necessary to complete the existing Taiwanese order as more fully described on Schedule 2.02(c), which for the avoidance of doubt shall not be deemed Inventory for purposes of this Agreement;
(d)all Contracts that are not Intellectual Property Agreements;
(e)all Intellectual Property other than the Intellectual Property Assets;
(f)the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Invacare or its Affiliates, all employee-related files or records of employees, employee benefit-related files or records, and any other books and records which Invacare is prohibited from disclosing or transferring to Buyer under applicable Law and is required by applicable Law to retain;
(g)all insurance policies of Invacare and all rights to applicable claims and proceeds thereunder;
(h)all Tax assets (including duty and Tax refunds and prepayments) of Invacare or any of its Affiliates;
(i)other than the assets set forth in Section 2.01(i), all rights to any action, suit, or claim of any nature available to or being pursued by Invacare and/or its Affiliates, whether arising by way of counterclaim or otherwise;
(j)all assets, properties, and rights used by Invacare and/or it Affiliates in their businesses, divisions, and segments other than those included as Purchased Assets;
(k)all COVID-19 Funds; and
(l)the assets, properties, and rights specifically set forth on Schedule 2.02(k).
Section 1.03Assumed Liabilities. Notwithstanding anything herein to the contrary, as of the Effective Time, Buyer shall assume and agree to pay, perform and discharge in accordance with their respective terms, only the following liabilities and obligations arising out of or relating to the Respiratory Business or the Purchased Assets (collectively, the “Assumed Liabilities”):
(a)subject to Section 6.02 and Section 7.04(a) of this Agreement, all liabilities and obligations arising out of or relating to Buyer’s ownership or operation of the Respiratory Business and the Purchased Assets on or after the Effective Time.
Section 1.04Excluded Liabilities. Except for the Assumed Liabilities, Buyer shall not assume, nor shall it be liable for, and under no circumstance shall Buyer be obligated to pay or assume, and none of the Purchased Assets shall be or become liable for or subject to:
(a)any liability or obligation of Invacare or any Affiliate thereof;
(b)subject to Section 6.02, any liabilities or obligations arising out of or relating to Invacare’s conduct or ownership or use of the Purchased Assets or operation of the Respiratory Business prior to the Effective Time, whether (in any case) fixed or contingent, recorded or unrecorded, known or unknown, currently existing or hereafter arising, and whether or not set forth or described in the Disclosure Schedules;
(c)any liabilities, claim against or obligations, of any nature whatsoever, relating to any of the Excluded Assets;

(d)any debt of or claim against Invacare or any Affiliate thereof, or any obligation of Invacare or any Affiliate thereof to repay borrowed money;
(e)any liability for violating any Law to the extent arising from Invacare or its Affiliates’ acts or omissions prior to the Effective Time provided, however, that notwithstanding anything to the contrary in this Agreement, that neither Invacare nor its Affiliates shall not be responsible for any violations of Law arising from Buyer’s acts or omissions after the Effective Time;
(f)any liability and obligation for (i) Taxes, including any rollback Taxes, relating to the Respiratory Business, the Purchased Assets, or the Assumed Liabilities for any taxable period or portion thereof ending on or prior to the Closing Date and any rollback Taxes imposed as a result of the transactions contemplated by this Agreement and (ii) any other Taxes of Invacare or its Affiliates for any taxable period, including as a transferee or successor, by Contract, or operation of Law, or from any express or implied obligation to indemnify or otherwise assume or succeed to the liability of any other Person;
(g)product warranty obligations of Invacare or its Affiliates for any Medical Devices (as defined in Section 4.07(a)) sold by Invacare or its Affiliates prior to the Effective Time;
(h)any liability and obligation for the Product Recalls;
(i)any liability and obligation relating to the Warning Letter;
(j)any liability and obligation to any distributors or customers of Invacare or its Affiliates for sales made by Invacare or its Affiliates prior to the Effective Time, including but not limited to product returns; and
(k)any liabilities relating to any present or former employees, officers, directors, retirees, independent contractors or consultants of Invacare or its Affiliates, including any liabilities associated with any claims for wages or other benefits, bonuses, accrued sick time, workers’ compensation, leaves of absence, severance (whether pursuant to an agreement, plan, practice or policy, or applicable Law), retention, termination or other payments, or any other liability or obligation relating to labor and employment laws (including under the WARN Act) with respect to present or former employees, officers, directors, retirees, independent contractors or consultants of Invacare or its Affiliates, including liabilities with respect to any employee’s termination of employment with Invacare or its Affiliates in connection with the transactions contemplated by the Transaction Documents, in each case, regardless of when arising or incurred, including if arising or incurred on, prior to, or after the Closing Date.
Section 1.05Purchase Price. The aggregate “Purchase Price” for the Purchased Assets is (i) $11,925,644 (the “Cash Purchase Price”), plus (ii) the aggregate amount of Commission Payments (defined below). At Closing, immediately following the execution of this Agreement, Buyer shall pay the Cash Purchase Price by wire transfer of immediately available funds to an account designated in writing by Invacare to Buyer.
Section 1.06Commission.
(a)Commission Payments. As additional consideration for the Purchased Assets, Buyer shall pay to Invacare an amount equal to (i) Twenty Dollars ($20.00) per each Platinum 5NXG 5L Stationary Concentrator, Homefill Oxygen System, Platinum Mobile Oxygen Concentrator, Platinum 10 Oxygen Concentrator, Platinum Oxygen Concentrator and Perfecto2 V Oxygen Concentrator sold during the Commission Term and (ii) Four Dollars ($4.00) per each PreciseRX Pediatric Flowmeter and Check O2 Plus Oxygen Analyzer sold under the 510(k) Clearances during the Commission Term and any oxygen cylinders sold during the Commission Term (collectively, the “Commission Products”) in accordance with the terms of this Section 2.06 (“Commission Payments”). For purposes of this Section 2.06, Commission Payments shall be calculated based upon Net Sales and, for income Tax purposes, the Parties hereto acknowledge and agree that no portion of the Commission Payments shall be attributable to the productivity or use of any intangible acquired hereunder from Invacare outside of the United States. Subject to this Section 2.06, the Commission Payments are non-refundable.
(b)Manner of Commission Payments; Commission Statements. Within forty-five (45) days after of the end of each Calculation Period (the “Commission Payment Date”), Buyer shall provide Invacare with a detailed statement calculating the Net Sales (including identifying the number of Commission Products sold and the deductions made pursuant to the definition of “Net Sales”) for such Calculation Period, and calculating the Commission Payments due based upon such Net Sales (the “Commission Statement”). Buyer shall pay the applicable Commission Payment at the time of the submission of the Commission Statement in cash by wire transfer of immediately available funds to the bank account for the Invacare as notified by Invacare to Buyer in writing. Invacare shall have thirty (30) days after receipt of the Commission Statement (the “Commission Review Period”) to dispute, in writing, the amount of or calculation of the Commission Payment. During the Commission Review Period, Invacare and its accountants and representatives shall have the right to inspect Buyer’s applicable books and records necessary to substantiate the calculation of the Commission Payment, upon request and solely for purposes reasonably related to the determination of the Commission Payment. If Invacare timely delivers a notice objecting to the Commission Payment (the “Commission Payment Objection Notice”), Buyer and Invacare shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of the Commission Payment Objection Notice (the “Commission Payment Resolution Period”), and, if the same are so resolved within the Commission Payment Resolution Period, the Commission Statement shall be amended to reflect the resolution and be signed by both Buyer and Invacare, at which time the Commission Statement shall become final and binding. If Invacare fails to dispute any Commission Payment in writing prior to the expiration of the Commission Review Period, the amount of the Commission Payment for the applicable Calculation Period shall be final and binding upon all Parties.
(c)Resolution of Disputes. If Invacare and Buyer fail to reach an agreement with respect to all of the matters set forth in the Commission Payment Objection Notice before the expiration of the Commission Payment Resolution Period, then any amounts remaining in dispute (the “Disputed Commission Amount”) shall be submitted for resolution to BDO USA, LLC or such other accounting firm acceptable to the Parties (the “Independent Accountants”) who, acting as experts and not arbitrators, shall resolve the Disputed Commission Amounts only and make any adjustments to the Commission Payments, as the case may be, and the Commission Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Commission Amount must be within the range of values assigned to each such item in the Commission Statement and the Commission Payment Objection Notice, respectively. The fees and expenses of the Independent Accountants shall be paid by Invacare, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Invacare or Buyer, respectively, bears to the aggregate amount actually contested by Invacare and Buyer. To the extent Invacare fails to pay its portion of any fees or expenses due to the Independent Accountants, Buyer may set off such fees and expenses against any Commission Payment due to Invacare.
(d)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the Parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Commission Amounts and their adjustments to the Commission Statement and/or the Commission Payments shall be conclusive and binding upon the Parties hereto.
(e)Payments of Commission Payments. Except as otherwise provided herein, each Commission Payment shall be due within thirty (30) days after the end of each Calculation Period; provided, however, for any Disputed Commission Amount in excess of any Commission Payment determined either by (i) resolution by the Parties, or (ii) the Independent Accountants, to be due by Buyer to Invacare, such amount, if any, shall be paid within five (5) business days after such resolution. All Commission Payments shall be paid by wire transfer of immediately available funds to such account as is directed by Invacare to Buyer in writing.

(f)Commission Payment Failure. If any Commission Payment is not paid by Buyer to Invacare when due hereunder, such amount shall bear interest from and including the date such payment was due to and including the date of payment at a rate per annum equal to (i) the lesser of five percent (5%), or the highest amount of interest permitted by applicable Law, for the first three (3) months of nonpayment of such Commission Payment, and (ii) the lesser of ten percent (10%), or the highest amount of interest permitted by applicable Law, for each month following the first three (3) months of nonpayment of such Commission Payment. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed. All rights and remedies provided in this Section 2.06(f) are cumulative and not exclusive, and the exercise by Invacare of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.
(g)Independence of Commission Payments. Buyer’s obligation to pay each of the Commission Payments to Invacare in accordance with this Section 2.06 is an independent obligation of Buyer and is not otherwise conditioned or contingent upon the satisfaction of any conditions precedent other than Closing.
Section 1.07Post-Closing Closing Date Asset Adjustment.
(a)Post-Closing Delivery of Inventory and Tangible Personal Property. Invacare shall not sell or dispose of any Inventory or Tangible Personal Property after the Closing Date, other than such Inventory or Tangible Personal Property necessary to fulfill its obligations under the Transition Services Agreement (the “TSA Depleted Inventory”). Buyer shall be the owner of record of such Inventory and Tangible Personal Property as of the Effective Time and Invacare shall hold such Inventory and Tangible and Personal Property in trust for Buyer until such assets can be physically transferred to Buyer. Except for the TSA Depleted Inventory, if Invacare sells any Inventory or Tangible Personal Property after the Closing Date, it shall immediately remit any proceeds from such sale to the Buyer and provide any documentation reflecting such sale. During the one hundred and eighty (180) day period after the Closing, Invacare and Buyer shall work collaboratively to facilitate Buyer’s transportation of the Inventory and Tangible Personal Property to Buyer at a location or locations designated by Buyer in writing to Invacare. Invacare shall be responsible for packing and crating the Inventory and Tangible Personal Property and Buyer shall be responsible for the coordination and cost of transporting such Inventory and Tangible Personal Property to the location or locations designated by Buyer.
(b)Inventory Count. Within fourteen (14) days after the Closing, Invacare, at its sole cost and expense, shall provide Buyer with a list of all Inventory and the Tangible Personal Property set forth on Schedules 2.01(a) and 2.01(d) actually remaining as of the Closing Date (the “Invacare Closing Date Asset Statement”). During the time period in which Invacare performs Subassembly (as defined in the Transition Services Agreement) services for Buyer under the Transition Services Agreement, Invacare shall keep track of all TSA Depleted Inventory. Within fourteen (14) days after Buyer’s, or its designee’s, receipt of a shipment of any Inventory or Tangible Personal Property from Invacare, Buyer shall, at its sole cost and expense, conduct an Asset Count and prepare and deliver to Invacare a statement setting forth its determination of the Asset Count (each, a “Buyer Asset Statement”), which statement shall include the type of Inventory or Tangible Personal Property and the amount of such Inventory or Tangible Personal Property actually delivered to Buyer. The Parties shall have the right to observe and participate in the verification of any count conducted to determine any Asset Count. Within thirty (30) days after the last delivery of any Inventory or Tangible Personal Property to Buyer, (i) Invacare shall deliver a statement to Buyer of all of the TSA Depleted Inventory (the “Depleted Inventory Statement”), and (ii) Buyer shall calculate the total amount of Inventory and Tangible Personal Property actually delivered to Buyer, as set forth in the Buyer Asset Statements, less the total amount of TSA Depleted Inventory (the “Buyer Closing Date Asset Statement”).
(c)Examination and Review.
(i)Examination and Objections.

(A)After receipt of a Buyer Asset Statement, Invacare shall have fourteen (14) days (each, an “Asset Review Period”) to review the Buyer Asset Statement. On or prior to the last day of the Asset Review Period, Invacare may object to the Buyer Asset Statement by delivering to Buyer a written statement setting forth Invacare’s objections in reasonable detail, indicating each disputed item or amount and the basis for Invacare’s disagreement therewith (each, an “Asset Objection Notice”). If Invacare fails to deliver an Asset Objection Notice before the expiration of an Asset Review Period, the Asset Count, as reflected in the relevant Buyer Asset Statement, shall be deemed to have been accepted by Invacare. If Invacare delivers an Asset Objection Notice before the expiration of an Asset Review Period, Buyer and Invacare shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of an Asset Objection Notice (the “Asset Resolution Period”), and, if the same are so resolved within the Asset Resolution Period, the Buyer Asset Statement shall be amended to reflect the resolution and signed by both Buyer and Invacare, at which time the Buyer Asset Statement shall become final and binding upon all Parties.
(B)After receipt of the Depleted Inventory Statement, Buyer shall have fourteen (14) days (“Depleted Inventory Review Period”) to review the Depleted Inventory Statement. On or prior to the last day of the Depleted Inventory Review Period, Buyer may object to the Depleted Inventory Statement by delivering to Invacare a written statement setting forth Buyer’s objections in reasonable detail, indicating each disputed item or amount and the basis for Buyer’s disagreement therewith (the “Depleted Inventory Objection Notice”). If Buyer fails to deliver a Depleted Inventory Objection Notice before the expiration of an Depleted Inventory Review Period, the TSA Depleted Inventory, as reflected in the relevant Depleted Inventory Statement, shall be deemed to have been accepted by Buyer. If Buyer delivers a Depleted Inventory Objection Notice before the expiration of an Depleted Inventory Review Period, Buyer and Invacare shall negotiate in good faith to resolve such objections within ten (10) days after the delivery of an Depleted Inventory Objection Notice (the “Depleted Inventory Resolution Period”), and, if the same are so resolved within the Depleted Inventory Resolution Period, the Depleted Inventory Statement shall be amended to reflect the resolution and signed by both Buyer and Invacare, at which time the Depleted Inventory Statement shall become final and binding upon all Parties.
(ii)Resolution of Disputes. Within thirty (30) days after the delivery of the Buyer Closing Date Asset Statement, if Invacare and Buyer have failed to reach an agreement with respect to all of the matters set forth in the Asset Objection Notices and the Depleted Inventory Objection Notice, if any, before the expiration of the applicable Asset Resolution Periods or the Depleted Inventory Resolution Period, if applicable, then any amounts remaining in dispute (“Disputed Asset Amounts” and any amounts not so disputed, the “Undisputed Asset Amounts”) shall be submitted for resolution to the Independent Accountants who, acting as experts and not arbitrators, shall resolve the Disputed Asset Amounts only and make any adjustments to the applicable Buyer Asset Statements or the Depleted Inventory Statement. The Parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the Parties and their decision for each Disputed Asset Amount must be within the range of values assigned to each such item in the Buyer Closing Date Asset Statement, the Asset Objection Notice or the Depleted Inventory Statement, as applicable. The fees and expenses of the Independent Accountant shall be paid by Invacare, on the one hand, and by Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Invacare or Buyer, respectively, bears to the aggregate amount actually contested by Invacare and Buyer.
(iii)Determination by Independent Accountants. The Independent Accountants shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed

Asset Amounts and their adjustments to the Buyer Closing Date Asset Statement shall be conclusive and binding upon the Parties hereto.
(d)Inventory Adjustment. To the extent the value of the Inventory and Tangible Personal Property, as finally determined pursuant to this Section 2.07(c), represents a shortfall amount that is greater than Twenty Thousand Dollars ($20,000) when compared to the Invacare Closing Date Asset Statement, Buyer shall be entitled to set off the difference between the value of the Inventory and Tangible Personal Property set forth in the Buyer Closing Date Asset Statement (as finally determined pursuant to this Section 2.07(c)) and the value of the Inventory and Tangible Personal Property set forth on the Invacare Closing Date Asset Statement against any future Commission Payments due from Invacare to Buyer.
Section 1.08Adjustments for Tax Purposes. Any payments or adjustments made pursuant to Section 2.06 and Section 2.07 shall be treated as an adjustment to the Purchase Price by the Parties for Tax purposes, unless otherwise required by Law.
Section 1.09Allocation of Purchase Price. As promptly as practicable following the Closing, but no later than twenty (20) days prior to the due date for the Tax Return of Invacare for the taxable year that includes the Closing Date, Buyer shall provide Invacare an allocation of the Purchase Price (including the Assumed Liabilities and as adjusted hereunder and any other amounts treated as consideration for U.S. federal income Tax purposes) among the Purchased Assets (the “Allocation Schedule”). Invacare shall have ten (10) days from receipt of the Allocation Schedule to deliver written comments to Buyer on the Allocation Schedule (the “Allocation Comments”), and Buyer shall incorporate any reasonable changes to the Allocation Schedule as Invacare may request in the Allocation Comments, as determined by Buyer. Buyer shall deliver to Invacare a final Allocation Schedule no more than five (5) days after receipt of the Allocation Comments. If Invacare does not deliver Allocation Comments within the time frame specified above, then the Allocation Schedule as delivered by Buyer to Invacare shall be final and binding on the Parties. Any adjustments to the Purchase Price shall be allocated in accordance with the Allocation Schedule. After the Allocation Schedule has been finalized, the Parties shall make consistent use of the Allocation Schedule for all Tax purposes and in all filings, declarations, and reports with the Governmental Authority in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any proceeding related to the determination of any Tax, neither Buyer nor Invacare shall contend or represent that the Allocation Schedule is not a correct allocation.
Section 1.10Withholding Taxes. Notwithstanding any other provision of this Agreement, Buyer shall have the right to deduct and withhold all Taxes from payments to be made hereunder if such withholding is required by Law. Before making any such deduction or withholding, Buyer shall provide Invacare with five (5) Business Days’ prior written notice of any such deduction or withholding that Buyer proposes to make, which notice shall include the authority, basis and method of calculation for the proposed deduction or withholding, and Buyer shall cooperate with any reasonable request from Invacare to obtain reduction of, or relief from, such deduction or withholding. Any amount properly deducted and withheld pursuant to this Section 2.10 shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction or withholding was made to the extent that amounts so withheld or deducted are timely paid to the appropriate Tax authorities.
ARTICLE III
CLOSING
Section 1.01Closing. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by and described in this Agreement (the “Closing”) shall take place on the date hereof (the “Closing Date”) via the exchange of electronic documents and signature pages and shall be deemed effective as of 12:01 AM ET on the day immediately following the Closing Date (the “Effective Time”).
Section 1.02Actions of Invacare at Closing.  At Closing and unless otherwise waived in writing by the applicable party, Invacare shall deliver or cause the delivery of the following to Buyer:

(a)this Agreement, duly executed by authorized officers on behalf of Invacare;
(b)a bill of sale in the form of Exhibit A attached hereto (the “Bill of Sale”) duly executed by an authorized officer of Invacare conveying to Buyer good and valid title to the Buyer to the Purchased Assets that constitute personal property, whether tangible or intangible, free and clear of any Encumbrance, other than the Assumed Liabilities;
(c) trademark assignment agreements substantially in the form of Exhibit B attached, hereto (collectively the “Trademark Assignment Agreement”), duly executed by an authorized officer of such assignor;
(d)a patent assignment agreement substantially in the form of Exhibit C attached hereto (the “Patent Assignment Agreement”), duly executed by an authorized officer of Invacare;
(e)a funds flow memorandum (the “Funds Flow Memorandum”), duly executed by authorized officers of Invacare;
(f)duly executed payoff letters, releases, UCC-3 termination statements, or other documents necessary to evidence the consents to the transactions contemplated hereby and termination of all Encumbrances of record in respect of the Purchased Assets (the “Lien Release Filings”);
(g)a duly executed Internal Revenue Service Form W-9 from Invacare;
(h)a transition services agreement in the form of Exhibit D attached hereto (the “Transition Services Agreement”), duly executed by an authorized officer of Invacare, setting forth the terms and conditions upon which Invacare will perform certain services in order to transition the Respiratory Business to Buyer;
(i)a trademark license agreement in the form of Exhibit E attached hereto (the “Trademark License Agreement”), duly executed by an authorized officer of Invacare, licensing the INVACARE® trademark of Invacare to Buyer for limited uses and duration;
(j)a supply and cooperation agreement in the form of Exhibit F attached hereto (the “Supply Agreement”), duly executed by an authorized officer of Invacare;
(k)a copyright assignment substantially in the form of Exhibit G attached hereto (the “Copyright Assignment Agreement”), duly executed by an authorized officer of Invacare;
(l)a domain name assignment agreement in the form of Exhibit H attached hereto (the “Domain Name Assignment Agreement”), duly executed by authorized officers of Invacare; and
(m)copies of all consents, approvals, waivers, and authorizations set forth in Schedule 4.03(c);
(n)copies of resolutions duly adopted by Invacare’s governing body, authorizing and approving the performance of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the documents described herein to which they are a party, certified as true and of full force as of the Closing Date by a duly authorized officer of Invacare;
(o)a certificate of incumbency for the officers of Invacare executing this Agreement or any other agreements or certificates to be executed or delivered on behalf of Invacare pursuant hereto, dated as of the Closing Date;
(p)a certificate of good standing of Invacare from the Ohio Secretary of State dated the most recent practical date prior to the Closing Date;

(q)the Declarations; and
(r)such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Buyer, as may be required to give effect to this Agreement and the transactions contemplated hereby.
Section 1.03Actions of Buyer at Closing. At the Closing, Buyer shall deliver to Invacare the following:
(a)this Agreement, duly executed by an authorized officer of Buyer;
(b)the Cash Purchase Price by wire transfer of immediately available funds to an account designated in writing by Invacare to Buyer;
(c)the Trademark Assignment Agreement, duly executed by an authorized officer of Buyer;
(d)the Patent Assignment Agreement, duly executed by an authorized officer of Buyer;
(e)the Funds Flow Memorandum, duly executed by an authorized officer of Buyer;
(f)the Transition Services Agreement, duly executed by an authorized officer of Buyer;
(g)the Trademark License Agreement, duly executed by an authorized officer of Buyer;
(h) the Supply Agreement, duly executed by an authorized officer of Buyer;
(i)the Copyright Assignment Agreement, duly executed by an authorized officer of Buyer;
(j)the Domain Name Assignment Agreement, duly executed by an authorized officer of Buyer;
(k)copies of resolutions duly adopted by Buyer’s governing body, authorizing and approving the performance of the transactions contemplated hereby, and the execution, delivery and performance of this Agreement and the documents described herein to which it is a party, certified as true and of full force as of the Closing Date by a duly authorized officer of Buyer;
(l)a certificate of incumbency for the officers of Buyer executing this Agreement or any other agreements or certificates to be executed or delivered on behalf of Buyer pursuant hereto, dated as of the Closing Date;
(m)a certificate of good standing of Buyer from the Delaware Division of Corporations dated the most recent practical date prior to the Closing Date; and
(n)such other customary instruments of transfer, assumption, filings, or documents, in form and substance reasonably satisfactory to Invacare, as may be required to give effect to this Agreement and the transactions contemplated hereby.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF INVACARE

To induce Buyer to execute and deliver this Agreement and to consummate the transactions contemplated herein, Invacare represents and warrants to Buyer, the following, as of the Closing Date (except in cases where the representation speaks to another date, in which case as of such date).
Section 1.01Organization and Qualification of Invacare. Invacare is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Ohio and has all necessary corporate power and authority to own or operate the properties and assets now owned or operated by it and to carry on the Respiratory Business. Invacare is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the ownership of the Purchased Assets or the operation of the Respiratory Business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect.
Section 1.02Authority of Invacare. Invacare has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Invacare is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Invacare of this Agreement and any other Transaction Document to which it is a party, the performance by it of its obligations hereunder and thereunder, and the consummation by Invacare of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Invacare. This Agreement has been duly executed and delivered by Invacare, and (assuming due authorization, execution, and delivery by Buyer) this Agreement constitutes a legal, valid, and binding obligation of Invacare, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) (the “Equitable Exceptions”). When each other Transaction Document to which Invacare is or will be a party has been duly executed and delivered by Invacare (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Invacare enforceable against them in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.
Section 1.03No Conflicts; Consents. The execution, delivery, and performance by Invacare of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the articles of incorporation, bylaws or other equivalent governing documents of Invacare; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Invacare, the Respiratory Business or the Purchased Assets; (c) except as set forth in Schedule 4.03(c), (i) conflict with nor result in any breach or contravention of any agreement, lease or instrument to which Invacare is a party or by which it or the Purchased Assets are bound, (ii) permit the acceleration of the maturity of the Assumed Liabilities, (iii) result in the creation of any Encumbrance affecting any of the Purchased Assets, or (iv) require the consent, notice or other action by any Person; or (d) violate any judgment of any court or Governmental Authority to which Invacare, the Respiratory Business or the Purchased Assets are subject. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Invacare in connection with the execution and delivery of this Agreement or any other Transaction Document and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consents, approvals, Permits, Governmental Orders, declarations, filings or notices, would not have a Material Adverse Effect.
Section 1.04Title to Tangible Personal Property and Inventory. Invacare has good and valid title to and ownership of all Tangible Personal Property and Inventory included in the Purchased Assets, free and clear of Encumbrances. At the Closing, Invacare will convey to Buyer good and valid title to the Tangible Personal Property and Inventory, free and clear of any Encumbrance.
Section 1.05Intellectual Property and Privacy.

(a)Schedule 4.05(a) lists all Intellectual Property Assets, including whether or not the Intellectual Property Assets are owned by Invacare, directly or indirectly, and, if not, the nature of Invacare’s license to such Intellectual Property Assets (e.g., exclusive or non-exclusive, fee structure, duration, and territory). For all registered Intellectual Property, including applications thereto, Schedule 4.05(a) shall specify as to each, as applicable: the title, mark, or design; the record owner and inventor(s), if any; the jurisdiction by or in which it has been issued, registered, or filed; the registration and application serial number; the issue, registration, or filing date; and the current status. For clarity, Schedule 4.05(a) contains a correct, current and complete list of: (i) all patents, unfiled invention disclosures, trademarks, servicemarks, domain names, and applications therefor that are included in the Intellectual Property Assets, specifying as to each, as applicable: the title, mark, or design; the jurisdiction by or in which it has been issued, registered or filed; the patent, registration or application serial number; the issue, registration or filing date, and the current status; (ii) all unregistered trademarks and common law trademarks and similar identifiers included in the Intellectual Property Assets; (iii) all proprietary Software included in the Intellectual Property Assets identifying whether it is being assigned or licensed to Buyer; (iv) all names of products and services, whether existing or in development, owned, sold or are otherwise made available as part of the Respiratory Business; and (v) Intellectual Property Assets that are used in the conduct of the Respiratory Business as currently conducted.
(b)Except as set forth on Schedule 4.05(b), Invacare owns or has, valid, and enforceable rights to use all of the Intellectual Property Assets, free and clear of all Encumbrances.
(c)All required filings and fees related to Invacare’s registrations of the Intellectual Property Assets have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all such registrations are otherwise in good standing. Any required filings, fees, provisional application conversions, national phases, responses, expiration dates, and any other actions coming due in the next six (6) months for any patents, trademarks, domain names, social media accounts, and copyrights, and applications for the foregoing anywhere in the world are listed on Schedule 4.05(c) or provided as an attachment thereto.
(d)Invacare and its Affiliates are not bound by any outstanding judgment, injunction, order, or decree restricting the use of the Intellectual Property Assets or restricting the licensing thereof to any Person.
(e)The conduct of the Respiratory Business, including all products and services sold or offered for sale or otherwise made available, has not and does not infringe, violate, dilute, or misappropriate the Intellectual Property rights of any Person and there are no claims pending or, to the Knowledge of Invacare, threatened by any Person with respect to the ownership, validity, enforceability, effectiveness, or use of the Intellectual Property Assets. Neither Invacare nor any other party thereto is, or is alleged to be, in breach of or default under, or has provided or received any notice of breach of, default under, or intention to terminate (including by non-renewal) of any Intellectual Property Agreement.
(f)To the Knowledge of Invacare, no Person is infringing, misappropriating, diluting, or otherwise violating any of the Intellectual Property Assets, and neither Invacare nor its Affiliates have made or asserted any claim, demand, or notice against any Person alleging any such infringement, misappropriation, dilution, or other violation.
(g)Except as set forth on Schedule 4.05(g), all personnel, including employees, agents, consultants, and contractors, who have contributed to, or participated in, the conception or development, or both, of the Intellectual Property Assets have executed valid and enforceable written instruments of assignment in favor of Invacare as assignees that have conveyed to Invacare effective ownership of all of the rights, title, and interests in and to such Intellectual Property Assets.
(h)Other than in respect of Buyer’s obligation to Invacare as set forth in this Agreement, no royalties, commissions, fees or other payments are or will become payable by the Buyer to any Person by reason of the exploitation of any Purchased Assets by the Buyer or the execution and delivery of this Agreement or any Transaction Document.

(i)Except as set forth on Schedule 4.05(i), the Intellectual Property Assets constitutes all of the Intellectual Property owned by Invacare that are used by it to conduct the Respiratory Business as currently conducted. Except as set forth on Schedule 4.05(i), (other than commercially available non-customized off the shelf software), no Intellectual Property is licensed from an Affiliate of Invacare to conduct the Respiratory Business. Invacare has implemented commercially reasonable measures with respect to data and information technology security, backup, and intrusion detection and prevention with respect to the Respiratory Business. No complaint relating to an improper use or disclosure of, or a breach in the security of, any Confidential Information has been made or threatened in writing against Invacare.  No unauthorized disclosure has occurred of any third party proprietary information or Confidential Information in the possession, custody or control of Invacare.
(j)Invacare has not sold, licensed, rented or otherwise made available to third parties any Personal Information submitted by individuals in connection with the Respiratory Business or otherwise and Invacare is in compliance with all applicable privacy Laws.
(k)Invacare’s past and present collection, use, retention, and dissemination of Personal Information is, and has been in the past, in compliance in all material respects with the terms of all Contracts applicable to the Respiratory Business to which Invacare is a party.
(l)Invacare has implemented commercially reasonable policies, programs, and procedures (including administrative, technical, and physical safeguards) in connection with the Respiratory Business: (i) to protect against unauthorized access, use, modification, and disclosure of and to protect the confidentiality, integrity, and security of, Personal Information and proprietary information in Invacare’s possession, custody, or control; and (ii) as required in all material respects to comply with applicable Law.
(m)Invacare has not been subject to any material unauthorized access to (or access in excess of authorization) its information technology systems, or material unauthorized use, disclosure, or other processing of Personal Information, and have not received any and is not aware of any basis for material claims, notices, or complaints regarding its information security practices or the disclosure, retention, or misuse of any Personal Information, and there have been no data security breaches arising from its operation of the Respiratory Business that would constitute a breach for which notification to individuals and or regulatory authorities is required under any applicable Law.
(n)There are no Actions (including any opposition, cancellation, revocation, review, or other proceeding), whether settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, or other violation of the Intellectual Property of any Person by Invacare in the conduct of the Respiratory Business; (ii) challenging the validity, enforceability, registrability, patentability, or ownership of any Intellectual Property Assets; or (iii) by Invacare or any other Person alleging any infringement, misappropriation, or other violation by any Person of any Intellectual Property Asset. Invacare is not aware of any facts or circumstances that could reasonably be expected to give rise to any such Action. Invacare is not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or could reasonably be expected to restrict or impair the use of any Intellectual Property Asset.
(o)The Purchased Assets, including the Intellectual Property Assets, and the assigned Intellectual Property Agreements constitute, in all material respects, all of the Intellectual Property required for the sale, licensing, distribution, maintenance and support of the products of the Respiratory Business and the operation of the Respiratory Business as currently conducted. Invacare’s intangible assets (including books and records, Confidential Information, Intellectual Property and data) are in the sole possession of Invacare or its Affiliates, in or on systems solely controlled by (and, in the case of third party systems, solely contracted in the name of) Invacare or its Affiliates and such assets will be solely controlled and held by the Buyer following the Closing.
(p)No software, whether owned by Invacare or, to Invacare’s Knowledge, licensed from any other Person, contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent.
Section 1.06Legal Proceedings; Governmental Orders.
(a)Except as set forth in Schedule 4.06(a), there are no Actions pending or, to Invacare’s Knowledge, threatened against or adversely affecting the Respiratory Business, Purchased Assets or the Assumed Liabilities, at law or in equity, or before or by any federal, state, municipal other governmental department, commission, board, bureau, agency or instrumentality wherever located. Except as set forth on Schedule 4.06(a), Invacare is not now, nor has it been within the preceding six (6) years, a party to any injunction, order or decree restricting the conduct of the Respiratory Business or the marketing of the Purchased Assets.
(b)Except as set forth in Schedule 4.06(b), there are no outstanding Governmental Orders and no unsatisfied judgments, penalties, or awards against or affecting the Respiratory Business or the Purchased Assets.
Section 1.07FDA Regulatory Compliance and Compliance with other Laws.
(a)Except as disclosed in Schedule 4.07(a), each Purchased Asset that is subject to the Medical Device Laws, Canadian Medical Devices Regulation (“CMDR”) SOR 98-282, Medical Devices Directive (“MDD”) 93/42/ECC, Medical Device Regulation in the European Union (“MDR”), or comparable applicable Laws in any other applicable non-U.S. jurisdiction (each such Purchased Asset, a “Medical Device”), is being or since three (3) years prior to the date hereof has been developed, manufactured, sold, licensed, imported for resale, tested, processed, labeled, stored, distributed and marketed in compliance with all necessary Permits and other applicable requirements under the Medical Device Laws, CMDR, MDD, MDR and comparable applicable Laws in any other applicable non-U.S. jurisdiction where Invacare has made a sale of the Medical Devices, except for such non-compliance that has not had, or would not reasonably be expected to result in, a Material Adverse Effect. Schedule 4.07(a) lists Invacare’s 510(k) notifications and CE Marks for the Medical Devices where one is required.
(b)Except as disclosed in Schedule 4.07(b), since three (3) years prior to the date hereof, in Invacare’s reasonable judgment, all reports, documents, claims, Permits, and notices required to be filed, maintained, or furnished with or to the FDA or any other comparable Governmental Authority by Invacare for the Medical Devices have been so filed, maintained or furnished, except where the failure to do so has not had, or would not reasonably be expected to result in, a Material Adverse Effect. Except as disclosed in Schedule 4.07(b), since three (3) years prior to the date hereof, all such reports, documents, claims, Permits, and notices were complete and accurate in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing in all material respects), except as has not had, or would not reasonably be expected to result in, a Material Adverse Effect.
(c)Except as disclosed in Schedule 4.07(c), since three (3) years prior to the date hereof, Invacare has not received any FDA Form 483, notice of adverse inspectional finding, demand letters, warning letters, untitled letters or other correspondence or notice from the FDA, or other comparable Governmental Authority with respect to the Medical Devices asserting material non-compliance with any applicable requirements under the Medical Device Laws, CMDR, MDD, MDR or comparable applicable Laws in any other applicable non-U.S. jurisdiction.
(d)Except as disclosed in Schedule 4.07(d), since three (3) years prior to the date hereof, no Permit issued to Invacare with respect to the Medical Devices by the FDA or any comparable Governmental Authority has been limited, suspended, or revoked.
(e)Except as disclosed in Schedule 4.07(e), since three (3) years prior to the date hereof, Invacare has not voluntarily or involuntarily initiated, conducted or issued, or caused to be initiated, conducted or issued, any recall, field notifications, field corrections, market withdrawal or replacement, safety alert, or “dear doctor” letter relating to an alleged material lack of safety, efficacy or regulatory compliance of any Medical Devices.
Section 1.08Product Warranties.
(a)Schedule 4.08(a) sets forth Invacare’s standard warranty with respect to the Medical Devices.
(b)Except as set forth on Schedule 4.08(b), since January 1, 2018, there have been no (i) recalls of any Medical Devices or (ii) Actions (whether completed or pending) seeking the recall, suspension, or seizure of any Medical Devices. Each Medical Device that has been manufactured, sold, distributed, shipped, or licensed by Invacare since January 1, 2018 contains all warnings required by applicable Law and such warnings are in accordance with reasonable industry practice.
Section 1.09Brokers. Other than the fee paid to Banker on the flow of funds, no broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Invacare or its Affiliates.
Section 1.10Customers and Suppliers. Schedule 4.10 lists, respectively the top ten (10) customers (each, a “Customer”) and suppliers of the Respiratory Business (each, a “Supplier”) for the twelve (12)-month period ended December 31, 2022, the twelve (12)-month period ended December 31, 2021, and the twelve (12)-month period ended December 31, 2020, and sets forth opposite the name of each such (i) Customer, the legal name of such Customer, the annual revenue for 2021 and 2022, and (ii) Supplier, the legal name, the total volume of supplies provided by such Supplier in 2022, and whether any such products are on consignment from such Supplier. NTD: under review for ability to provide for information on hand and further contact and other information can be address in the TSA.
Section 1.11Wholesalers and Distributors. Schedule 4.11 lists the wholesalers and distributors for each foreign jurisdiction (each, a “Foreign Contact”) with regard to Invacare’s sales, as it relates to the Respiratory Business, into each foreign jurisdiction prior to the Closing.
Section 1.12Employee Benefits.
(a)Schedule 4.12(a) is a list of each material Benefit Plan of Invacare (excluding any severance agreements, whether material or otherwise). Each Benefit Plan has been established, maintained, operated and administered in accordance with the terms of such Benefit Plan and applicable law and applicable administrative or governmental rules and regulations, including ERISA, the Code and the Patient Protection and Affordable Care Act of 2010, as amended. There is no pending or, to Invacare’s Knowledge, threatened suit, action, claim, arbitration, proceeding or investigation relating to any former or current employee of the Respiratory Business under any Benefit Plan (other than claims for benefits in the ordinary course of business), and none of the foregoing (whether or not such suit, action, claim, arbitration, proceeding or investigation is in respect of claims for benefits in the ordinary course of business) could reasonably be expected to result in any Loss to the Buyer.
(b)No Loss has been incurred by Invacare (or any entity treated as a single employer with Invacare for purposes of Section 414 of the Code (an “ERISA Affiliate”)), and, to Invacare’s Knowledge, no event has occurred and no condition exists that could reasonably be expected to subject the Buyer to Loss under Title IV of ERISA, Section 302 of ERISA or Sections 412, 4971 or 4980H of the Code. Neither Invacare nor any ERISA Affiliate has ever maintained, had an obligation to contribute to, contributed to, or had any liability with respect to any current or former employee benefit plan that is or has been a multiple employer plan within the meaning of Section 413(c) of the Code, a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code, a multiemployer plan within the meaning of Section 3(37) of ERISA or a multiple employer welfare plan within the meaning of Section 3(40), and no Benefit Plan provides health or life insurance benefits to any individual following termination of service or retirement except as required pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

Section 1.13Labor and Employment Matters.
(a)Except as set forth on Schedule 4.13(a): (i) there are no actions, investigations, or audits pending or, to the Knowledge of Invacare, threatened against Invacare relating to its Respiratory Business by any of its current or former employees, independent contractors or other contingent workers, including any charges of discrimination before the Equal Employment Opportunity Commission or other Governmental Authority, (ii) Invacare is not a party to any collective bargaining agreement or other labor union contract applicable to Persons employed by Invacare in the Respiratory Business, nor, to the Knowledge of Invacare, are there any activities or proceedings of any labor union to organize any such employees; (iii) Invacare has not materially breached or otherwise failed to comply with any provision of any such agreement or contract, and there are no material grievances outstanding against Invacare under any such agreement or contract; (iv) there are no unfair labor practice complaints pending against Invacare before the National Labor Relations Board or any current union representation questions involving employees of Invacare in the Respiratory Business; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the Knowledge of Invacare, threat thereof, by or with respect to any employees of Invacare in the Respiratory Business.
(b)Invacare has never effectuated a “mass layoff,” “plant closing,” or other group termination of employees that could be subject to the WARN Act.
Section 1.14Compliance with Laws; Permits.
(a)Invacare is in compliance with all Laws applicable to the conduct of the Respiratory Business as currently conducted or the ownership and use of the Purchased Assets, except where such noncompliance would not cause a Material Adverse Effect.
(b)All material Permits required for Invacare to conduct the Respiratory Business as currently conducted or for the ownership and use of the Purchased Assets have been obtained by Invacare and are valid and in full force and effect, except where the failure to have such Permits would not cause a Material Adverse Effect.
Section 1.15Healthcare Matters.
(a)Invacare is, and at all times has been, in compliance with all applicable Laws governing, regulating, restricting, or relating to the research, manufacture, distribution, sale, and promotion of the Medical Devices, except as has not had, or would not reasonably be expected to result in a Material Adverse Effect. Neither Invacare nor any equityholders, directors, managers or officers of Invacare, nor, to the Invacare’s Knowledge, any current or any former employee, contractor, or agent of Invacare has at any time (i) been suspended or excluded from participation in Medicare, Medicaid, or any other state or federal health care program; (ii) been convicted of a criminal offense related to the delivery of an item or service under Medicare, Medicaid or any other state or federal health care program; or (iii) been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or other financial misconduct in connection with the delivery of a health care item or service, or in connection with a program operated by or financed in whole or in part by any federal, state, or local government agency. There is no pending or, to Invacare’s Knowledge, threatened investigation, audit, review or other examination of or involving the Respiratory Business. Invacare is not subject to any order, agreement, memorandum of understanding or other regulatory enforcement action or proceeding with or by the United States Department of Justice, the Office of Inspector General of the United States Department of Health and Human Services, or any other federal, state, or foreign Governmental Authority, agency or contractor having supervisory or regulatory authority with respect to the Respiratory Business, nor is Invacare aware of any basis for any such investigation or audit.
(b)Invacare (i) is not and has never been a “Covered Entity” or a “Business Associate,” as those terms are defined by HIPAA, (ii) is not and has never been required to comply with HIPAA, (iii) has never entered into a “Business Associate Agreement” with any “Covered Entity” or “Business Associate” as such terms are defined by HIPAA, and (iv) does not receive and has never received any “Protected Health Information,” as such term is defined by HIPAA.

Section 1.16Fair Value. Prior to Closing, Invacare retained the Banker and an additional investment banker as set forth in the Declarations and, based upon the efforts of the Banker and the additional investment banker and the business judgment of Invacare, Invacare has determined that the Purchase Price represents fair consideration and reasonably equivalent value for the Purchased Assets, and Buyer is a good faith purchaser for value. The negotiations between Buyer and Invacare have been in good faith and at arms-length.
Section 1.17No Other Representations and Warranties. Except for the representations and warranties contained in this ARTICLE IV (including the related portions of the Disclosure Schedules), none of Invacare nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of Invacare or its Affiliates, including any representation or warranty as to the future revenue, profitability or success of the Respiratory Business, or any representation or warranty arising from statute or otherwise in law.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BUYER
To induce Invacare to execute and deliver this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants to Invacare, the following, as of the Closing Date hereof (except in cases where the representation speaks to another date, in which case as of such date).
Section 1.01Organization and Authority of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the state of Delaware.
Section 1.02Authority of Buyer. Buyer has all necessary corporate power and authority to enter into this Agreement and the other Transaction Documents to which Buyer is a party, to carry out its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which Buyer is a party, the performance by Buyer of its obligations hereunder and thereunder, and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer, and (assuming due authorization, execution, and delivery by Invacare) this Agreement constitutes a legal, valid, and binding obligation of Buyer enforceable against Buyer in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions. When each other Transaction Document to which Buyer is or will be a party has been duly executed and delivered by Buyer (assuming due authorization, execution, and delivery by each other party thereto), such Transaction Document will constitute a legal and binding obligation of Buyer enforceable against it in accordance with its terms, except as such enforceability may be limited by the Equitable Exceptions.
Section 1.03No Conflicts; Consents. The execution, delivery, and performance by Buyer of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) result in a violation or breach of any provision of the certificate of formation or the limited liability company agreement of Buyer; (b) result in a violation or breach of any provision of any Law or Governmental Order applicable to Buyer; or (c) except as set forth in Schedule 5.03, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any agreement to which Buyer is a party, except in the cases of clauses (b) and (c), where the violation, breach, conflict, default, acceleration or failure to give notice would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby. Except as set forth in Schedule 5.03, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Buyer in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, except where the failure to obtain such consents, approvals, Permits, Governmental Orders, declarations, filings or notices would not have a material adverse effect on Buyer’s ability to consummate the transactions contemplated hereby and thereby.

Section 1.04Brokers. No broker, finder, or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any other Transaction Document based upon arrangements made by or on behalf of Buyer.
Section 1.05Legal Proceedings. There are no Actions pending or, to Buyer’s knowledge, threatened against or by Buyer or any Affiliate of Buyer that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement or the other Transaction Documents.
ARTICLE VI
COVENANTS
Section 1.01Regulatory Compliance. After the Closing Date or transfer of the 510(k) Clearances in accordance with Section 6.04, whichever is later, and for a period of three (3) years thereafter, Invacare and Buyer shall promptly notify the other Party in writing upon becoming aware of any reports of adverse events or Complaints (as defined below) related to Medical Devices and will provide the other Party with copies of any underlying source documentation. “Complaint” means any written, electronic, or oral communication that alleges deficiencies related to the identity, quality, durability, reliability, safety, effectiveness, or performance of a device after it is released for distribution (21 C.F.R. § 820.3(b) Definitions). The receiving Party shall provide the other Party with all information reasonably requested by the other Party regarding such report or Complaint, including, without limitation, the name of the complainant, the nature of the Complaint, and the part numbers and serial numbers affected. Invacare shall be solely responsible for investigating and monitoring all such reports and Complaints relating to any Medical Devices sold prior to the Closing Date and, upon Buyer’s request, will keep Buyer informed on the status and results of the investigation. Invacare shall maintain complete and accurate records relating to any adverse event report, Complaint, or Medical Device investigation in accordance with applicable Law.
Section 1.02Cooperation in Litigation and Investigations. From and after the Closing Date, Buyer and Invacare shall fully cooperate in the defense or prosecution of any litigation, proceeding, examination, or audit instituted prior to or after the Closing against or by either party relating to or arising out of the manufacturing, marketing and selling of a Medical Device prior to or after the Closing (other than a dispute between Buyer and Invacare or their respective Affiliates arising out of this Agreement).
Section 1.03Product Obligations.
(a)Product Warranties. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Invacare shall be responsible for providing all Product Warranty Services for Product Warranty Claims for Medical Devices sold by Invacare prior to the Closing Date for such Product Warranty Claims made during the period commencing on the Closing Date through the applicable warranty period for all Medical Devices sold by Invacare prior to the Closing Date (the “Product Warranty Transition Period”). Buyer shall supply Invacare with any spare or replacement parts or components in order for Invacare to provide the Product Warranty Services in accordance with the Supply Agreement.
(b)Product Recalls. Notwithstanding anything herein to the contrary, the Parties acknowledge and agree that Invacare shall be responsible for providing all Product Recall Services for the Product Recalls. Buyer shall supply Invacare with any spare or replacement parts or components in order for Invacare to provide the Product Recall Services in accordance with the Supply Agreement.
(c)Warning Letter. Invacare shall fulfill all obligations necessary to remedy the FDA’s concerns in the Warning Letter in a timely fashion including, but not limited to, completing complaint investigations in accordance with Invacare’s commitments to the FDA and, if necessary, conducting and completing any review or revision of the design of any Purchased Asset.
Section 1.04Transfer of 510(k) Clearances.

(a)On the Closing Date, the Parties will cooperate in connection with the transfer of the 510(k) Clearances to Buyer and will each update their respective FDA device establishment registrations and device listings such that Invacare will first remove any transferred 510(k) Clearances from its device listing information and Buyer will then add such transferred 510(k) Clearances to its device listing information. Notwithstanding the foregoing, the Parties agree to take all actions reasonably necessary to effectuate the transfer of the 510(k) Clearances from Invacare to Buyer, including reporting all material communications (whether written or oral) from a Governmental Authority in relation to a transfer and, to the extent one Party requires the other Party’s participation to effectuate the transfer of the 510(k) Clearances, it shall give the other Party reasonable notice of all meetings and telephone calls with any Governmental Authority expected to have a material impact upon a transfer and give the other Party a reasonable opportunity to participate at each such meeting or telephone call. Unless otherwise required by applicable Law, from the Closing Date until the relevant date of transfer for each 510(k) Clearance, Invacare shall use commercially reasonable efforts to maintain or cause to be maintained in force each such 510(k) Clearance and Buyer shall promptly reimburse Invacare for the reasonable documented and out-of-pocket costs and expenses incurred by Invacare in connection with maintaining or causing to be maintained such 510(k) Clearance.
(b)After the Closing or transfer of the 510(k) Clearances, whichever is later, Buyer shall solely assume all responsibility for and under the 510(k) Clearances, including all responsibility for communications with the FDA and any other Governmental Authority concerning the Medical Devices, payment of user fees, and requirements relating to registration and listing, medical device reporting, corrections, removals, recalls, and complaint handling, and Invacare shall no longer hold such responsibilities, except for the Product Recalls and the Product Recall Services.
Section 1.05Reserved.
Section 1.06Consents and Waivers. To the extent that any license, agreement, Permit or right included in the Purchased Assets, or any claim, right or benefit arising thereunder or resulting therefrom (each, an “Interest”) is not capable of being sold, assigned, transferred, or conveyed without the authorization, approval, consent or waiver of the issuer thereof or the other party or parties thereto, or any other Person, including a Governmental Authority (or if such Interest would be breached in the event of a sale, assignment, transfer or conveyance without such authorization, approval, consent or waiver), this Agreement shall not, in the event such issuer or other Person objects to, or otherwise does not consent to, such assignment, constitute an assignment or conveyance thereof absent such approval, consent or waiver.  To the extent any of the authorizations, approvals, consents, or waivers referred to in this Section 6.06 have not been obtained as of the Closing, Invacare shall use commercially reasonable efforts to assist Buyer in obtaining all such authorizations, approvals, consents, and waivers as necessary to consummate the transactions contemplated by this Agreement and the other Transaction Documents and to otherwise comply with all applicable Laws.
Section 1.07Books and Records.
(a)In order to facilitate the resolution of any claims made against or incurred by Invacare prior to the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing or as long as required by applicable Law, whichever is greater, Buyer shall (i) retain the books and records relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of Invacare; and (ii) upon reasonable notice, afford Invacare reasonable access (including the right to make, at Invacare’s expense, photocopies), during normal business hours, to such books and records.
(b)In order to facilitate the resolution of any claims made by or against or incurred by Buyer after the Closing, or for any other reasonable purpose, for a period of five (5) years after the Closing, Invacare shall (i) retain the books and records of Invacare which relate to the Respiratory Business and its operations for periods prior to the Closing; and (ii) upon reasonable notice, afford the Buyer’s Representatives reasonable access (including the right to make, at Buyer’s expense, photocopies), during normal business hours, to such books and records.

(c)Neither Buyer nor Invacare shall be obligated to provide the other party with access to any books or records pursuant to this Section 6.07 where such access would violate any Law.
Section 1.08Transfer of Possession of Assets. In order to facilitate a timely transfer of possession of the Purchased Assets to Buyer after the Closing, promptly following receipt of written instructions from Buyer, Invacare shall make available, during its normal business hours, any and all tangible Purchased Assets, including Inventory and Tangible Personal Property for pickup by one or more carriers designated by Buyer. Buyer shall be responsible for and pay all costs and expenses in connection with the pickup and any shipment of the Purchased Assets. Risk of loss and damage to any such Purchased Assets shall pass to Buyer upon pickup by such designated carrier(s). Invacare shall also take such actions as may be reasonably requested by Buyer to facilitate a timely transfer of any intangible Purchased Assets to Buyer after the Closing.
Section 1.09Public Announcements. Unless otherwise required by applicable Law (based upon the reasonable advice of counsel), no party to this Agreement shall make any public announcements in respect of this Agreement or the transactions contemplated hereby or otherwise communicate with any news media without the prior written consent of the other party (which consent shall not be unreasonably withheld or delayed), and the Parties shall cooperate as to the timing and contents of any such announcement.
Section 1.10Bulk Sales Laws. The Parties hereby waive compliance with the provisions of any bulk sales, bulk transfer, or similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets to Buyer.
Section 1.11Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value added, and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be borne and paid by Invacare when due. Invacare shall, at their own expense, timely file any Tax Return or other document with respect to such Taxes or fees (and Buyer shall cooperate with respect thereto as necessary). Buyer has provided or shall provide Invacare with resale certificates evidencing Buyer’s qualification for exemption from sales tax in Ohio and Florida (the “Resale Certificates”).
Section 1.12Cooperation on Tax Matters. Buyer and Invacare shall cooperate, as and to the extent reasonably requested by any other party, in connection with the filing and preparation of Tax Returns related to the Purchased Assets and claiming any applicable exemptions, exclusions, or other Tax benefits related to the Purchased Assets, including with respect to any Transfer Taxes and Taxes described in Section 6.13, and any proceeding related thereto.
Section 1.13Ad Valorem Taxes. All real property (including fixtures), personal property, ad valorem and similar Taxes imposed on the Purchased Assets with respect to the year in which Closing occurs will be prorated between the parties based on the number of days that Invacare and Buyer own the Purchased Assets during such year and based on the Closing Date, which date shall be deemed a day on which Invacare own the Purchased Assets. Invacare shall timely pay all real property (including fixtures), personal property, ad valorem, and similar Taxes imposed on the Purchased Assets for the year in which Closing occurs and all prior years. At least thirty (30) days prior to such payment, Invacare shall provide Buyer a copy of all assessments of such Taxes imposed on the Purchased Assets, and any other documentation necessary to determine the portion of the assessments attributable to the Purchased Assets, and Buyer shall pay Invacare for any such Taxes that are Buyer’s responsibility pursuant to this Section 6.13 within five (5) business days after Invacare provide Buyer proof of payment of such Taxes.
Section 1.14Non-Competition; Non-Interference; Non-Solicitation.
(a)For a period of five (5) years commencing at Closing (the “Restricted Period”), Invacare agrees not to, and shall not permit any of (i) their respective Subsidiaries and Affiliates, or (ii) their respective current officers, directors, or employees while such persons are so employed by Invacare, as applicable, to, directly or indirectly, (A) own, manage, operate, join, control, or loan money to any Competing Business anywhere in the world, (B) with respect to the board members, Invacare shall cause for such persons not to be employed by (in an executive, managerial, financial, business development, operational, educational or sales capacity), serve as an officer, director, manager, advisor, consultant, independent contractor or employee of, consult with, or participate in the ownership, management, operation or control of, any Competing Business anywhere in the United States of America, or (C) solicit, divert, entice or otherwise take away or attempt to take away the business or patronage of customers, suppliers, wholesalers or dealers of the Respiratory Business in each case with respect to which Invacare participated or were involved prior to the Closing Date. Notwithstanding the foregoing, neither (X) any acquisition by Invacare or its Affiliates of any Person that conducts a Competing Business where such Competing Business constitutes 20% or less of such Person’s overall business (on a gross revenue basis) nor, (Y) for the avoidance of doubt any selling through of any Inventory, finished goods or parts that are Excluded Assets shall be construed as a breach of this Section 6.14(a).
(b)During the Restricted Period, Invacare shall not, and shall not permit any of its Subsidiaries or Affiliates to, directly or indirectly interfere in any material respect with the Buyer’s business relationships (whether formed prior to or after the date of this Agreement) related to its ownership and operation of the Respiratory Business or with the customers, suppliers, wholesalers or dealers of the Respiratory Business.
(c)During the Restricted Period, Invacare shall not, and shall not permit any of its Subsidiaries or Affiliates to, hire or solicit any employees of Buyer who work for the Respiratory Business after the Closing Date or solicit any such employee to leave such employment or hire any such employee who has left such employment during the twelve (12) month period after such employee’s employment with the Respiratory Business was terminated, except pursuant to a general solicitation that is not directed specifically to any such employees.
(d)Each Party acknowledges that the restrictions contained in this Section 6.14 are reasonable and necessary to protect the legitimate interests of the other Party and constitute a material inducement to the Parties to enter into this Agreement and consummate the transactions contemplated by this Agreement. In the event that any covenant contained in this Section 6.14 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable Law in any jurisdiction, then any court is expressly empowered to reform such covenant, and such covenant shall be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable Law. The covenants contained in this Section 6.14 and each provision hereof are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written shall not invalidate or render unenforceable the remaining covenants or provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such covenant or provision in any other jurisdiction.
Section 1.15Bankruptcy Obligations. In the event Invacare and/or any of its Affiliates files a proceeding seeking relief under Chapter 11 of the Bankruptcy Code (any “Bankruptcy Case”). Immediately after the commencement of the Bankruptcy Case, Invacare shall file, and seek the entry of orders approving, first day motions in the Bankruptcy Case for: (i) authority to pay certain prepetition Taxes, which shall include the payment of any prepetition Taxes relating to the Purchased Assets or the Respiratory Business to the extent any such Taxes remain outstanding or could otherwise impose a lien on the Purchased Assets, (ii) authority, but not the obligation, to continue to satisfy certain prepetition product warranty obligations, including the Product Warranty Services, and (iii) authority to continue to satisfy its obligations under the Product Recalls and Warning Letter, if required. In addition, provided Buyer is not in material breach of the terms of this Agreement, and Buyer has failed to cure such breach within a reasonable time period after being provided written notice of said breach from Invacare, Invacare shall: (i) incorporate into the Confirmation Order and/or Plan Supplement that Buyer shall not seek to modify or reject this Agreement or any other Transaction Document in the Bankruptcy Case, and upon the Effective Date of the Plan of Reorganization, Buyer’s right to set-off, as set forth in Section 8.01 of this Agreement, and this Agreement and the Transaction Documents shall remain unimpaired and shall continue unaffected following the effective date of the Plan of Reorganization, without any further action required by Buyer; and (ii) shall preserve all of Buyer’s rights pursuant to this Agreement and any other Transaction Document in such Plan, without any further action required of Buyer in the Bankruptcy Case.

Section 1.16Website. At Closing, any portion of Invacare’s websites or websites authorized or controlled by Invacare, such as any reseller websites, for example, including those accessible through “invacare.com” and any other domains owned by Invacare that are not Purchased Assets, that reference any respiratory products included within the Purchased Assets shall include a link to redirect a website visitor to a webpage designated by Buyer. Such link shall remain active for six (6) months after the Effective Time. Thereafter, Invacare shall remove all references to any respiratory products included within the Purchased Assets from their Invacare.com website and any websites owned, authorized or controlled by Invacare that reference such products. Invacare shall use reasonable efforts to remove any reference to their ownership of the Purchased Assets that may be listed on third-party websites and shall cooperate in good faith with Buyer to have such references updated to reflect Buyer as the seller of such respiratory products after Closing and provide Buyer with contact information and introductions to any operators of such third-party websites with whom Invacare has worked with regard to such respiratory products.
Section 1.17Further Assurances. Following the Closing and until the third (3rd) anniversary thereof, each of the Parties hereto shall and shall cause their respective Subsidiaries and Affiliates to, execute and deliver such additional documents, instruments, conveyances, and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Agreement and the other Transaction Documents including, but not limited to, taking any actions necessary to release any Encumbrances not automatically released pursuant to Invacare’s credit agreements, or any other lienholders, including the filing of any Lien Release Filings following the Closing. Among other things, Invacare agrees to promptly notify the Buyer in writing at such time as it receives notification (written or otherwise) that they must take certain actions that, if not taken, will adversely affect the Intellectual Property Assets or other Purchased Assets or the right of Invacare (and following the Closing, the Buyer) to use same, including the payment of any registration, maintenance, renewal fees, annuity fees and Taxes or the filing of any documents, responses, applications or certificates for the purposes of maintaining, perfecting or preserving or renewing any Intellectual Property Assets or other Purchased Assets. In addition, Invacare will promptly take commercially reasonable actions necessary to provide Buyer access to any applicable documentation and information to the extent it relates to the Respiratory Business and the Purchased Assets, or otherwise as expressly required under this Agreement that was not provided prior to Closing relating to the name and contact information for the Foreign Contacts, and will take actions reasonably requested by Buyer, at Buyer’s expense, to facilitate, as necessary, communications with such Foreign Contacts and otherwise assist Buyer with (i) transitioning to Buyer, Invacare’s pre-Closing relationships with such Foreign Contacts and (ii) providing information in Invacare’s possession concerning the sale of products from the Respiratory Business into foreign jurisdictions. In addition, Invacare will cause the Data Room to be available for ninety (90) days post-Closing or such longer period of time as agreed between the Parties and facilitate the transfer of any information or documents therein to Buyer. If, after the Closing Date, Invacare or Buyer identify any Intellectual Property Assets owned by Invacare or any Affiliate of Invacare that as of the Closing Date should have been but inadvertently was not previously transferred by Invacare or any Affiliate of Invacare to Buyer, subject to any required approval of any third party, Invacare shall, if and to the extent otherwise consistent with the Transaction Documents, promptly transfer, or cause to be transferred, such Intellectual Property to Buyer for no additional consideration. To the extent a Representative of Buyer has questions relating to the Purchased Assets after the Closing Date, Invacare shall instruct their Representatives to cooperate on a commercially reasonable basis to answer such questions.
ARTICLE VII
INDEMNIFICATION
Section 1.01Survival. Subject to the limitations and other provisions of this Agreement, the representations and warranties contained (a) in Sections 4.12 (Employee Benefits) and 4.13 (Labor and Employment Matters) shall expire as of the Closing, and (b) all other representations and warranties shall survive and remain in full force and effect until the date that is twelve (12) months from the Closing Date; provided, however, that the representations and warranties contained in (a) Sections 4.01 (Organization and Qualification of Invacare), 4.02 (Authority of Invacare), 4.04 (Title to Tangible Personal Property and Inventory), 4.09 (Brokers), 5.01 (Organization and Authority of Buyer), 5.02 (Authority of Buyer),

and 5.04 (Brokers) (collectively, the “Fundamental Representations”) shall survive until sixty (60) days following the expiration of the statute of limitations applicable to the underlying subject matter, (b) Sections 4.06 (Legal Proceedings; Governmental Orders), Section 4.07 (FDA Regulatory Compliance and Compliance with other Laws), 4.14 (Compliance With Laws; Permits), and 4.15 (Healthcare Matters) shall survive for a period of six (6) years following the Closing Date, and (c) Section 4.05 (Intellectual Property and Privacy) shall survive for a period of three (3) years following the Closing Date. None of the covenants or other agreements contained in this Agreement shall survive the Closing Date other than those which by their terms contemplate performance after the Closing Date, and each such surviving covenant and agreement shall survive the Closing for the period contemplated by its terms. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of such survival period and such claims shall survive until finally resolved. All covenants and agreements of the Parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims based upon, arising out of, or in connection with, fraud shall survive indefinitely. In addition, notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought under this Agreement will survive the time at which it would otherwise terminate pursuant to the immediately preceding sentences if written notice of the inaccuracy or breach thereof setting forth in reasonable detail the facts or circumstances of such inaccuracy or breach thereof, giving rise to such right of indemnification, has been given to the Party, against whom such indemnification may be sought, prior to such time and such representations and warranties shall survive until such claim for indemnification is finally adjudicated and resolved.
Section 1.02Indemnification by Invacare. Subject to the other terms and conditions of this ARTICLE VII, Invacare shall indemnify and hold harmless Buyer and its officers, directors, shareholders, employees, agents, Subsidiaries and Affiliates (“Buyer Indemnified Party”) from and against, any and all Losses, whether or not involving a third-party claim, paid, suffered, incurred, sustained, or accrued by any Buyer Indemnified Party, directly or indirectly, as a result of, arising out of, or in connection with:
(a)any inaccuracy in or breach of any of the representations or warranties of Invacare contained in this Agreement or in any other Transaction Documents;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Invacare pursuant to this Agreement or any other Transaction Documents;
(c)any Excluded Asset or any Excluded Liability;
(d)any Losses resulting from a product liability claim made against the Buyer for any Medical Devices sold by Invacare prior to the Effective Time; and
(e)any Losses to the extent they arose from Invacare’s conduct of the Respiratory Business prior to the Effective Time.
Section 1.03Indemnification by Buyer. Subject to the other terms and conditions of this ARTICLE VII, Buyer shall indemnify and hold harmless Invacare and their directors, officers, shareholders, employees, agents, Subsidiaries and Affiliates (“Invacare Indemnified Party”) from and against, any and all Losses, whether or not involving a third-party claim, paid, suffered, incurred, sustained, or accrued by any Invacare Indemnified Party, directly or indirectly, as a result of, arising out of, or in connection with:
(a)any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Agreement;
(b)any breach or non-fulfillment of any covenant, agreement, or obligation to be performed by Buyer pursuant to this Agreement or any other Transaction Document;
(c)any Assumed Liability; and

(d)Buyer’s ownership or operation of the Purchased Assets or the Respiratory Business after the Effective Time.
Section 1.04Certain Limitations.
(a)Invacare’s liability for indemnification under Section 7.02, other than in connection with breaches of Fundamental Representations, shall not exceed the Purchase Price (the “Cap”). No indemnification obligations shall be owed by Invacare pursuant to Section 7.02 until the aggregate claims thereunder exceed $100,000 (the “Threshold”), at which time such Buyer Indemnified Parties shall be jointly entitled, in the aggregate, to indemnification for the amount exceeding the Threshold amount, up to the Cap; the aggregate indemnification or payment obligations to the Buyer by Invacare arising out of or in connection with this Agreement or the Transaction Documents, the breach hereof or thereof (whether arising in contract, tort, strict liability or otherwise), shall in no event exceed the Cap, subject to liability pursuant to Section 7.02(a) relating solely to Fundamental Representations, which indemnification obligations shall not have a Cap.
(b)For purposes of this ARTICLE VII, the amount of any indemnifiable Losses in respect of any representations and warranties of Invacare set forth in ARTICLE IV of this Agreement containing any materiality or Material Adverse Effect or similar qualification or exception shall be determined without regard to such qualifications or exceptions.
(c)Notwithstanding anything contained herein to the contrary, in the event any Buyer Indemnified Party is finally determined, by written agreement executed by Invacare or a final determination of a court of competent jurisdiction, to be entitled to receive indemnification pursuant to this Agreement and the Transaction Documents, such Buyer Indemnified Party’s sole recourse for such Losses shall be the right to set-off such Losses against the amounts payable by the Buyer to Invacare as Commission Payments on a dollar-for-dollar basis in an amount equal to the aggregate dollar value so determined, up to the amount of the Cap (unless there is a breach of a Fundamental Representation, in which case there shall be no Cap). In the event the amounts payable by Buyer as Commission Payments are set-off pursuant to this Section 7.04, such payments shall no longer be due or payable by the Buyer hereunder nor shall such indemnification claim to such Buyer Indemnified Party be due or payable.
Section 1.05Indemnification Procedures.
(a)Third-Party Claims. If any Buyer Indemnified Party or Invacare Indemnified Party (each, an “Indemnified Party”) receives notice of the assertion or commencement of any action, suit, claim or other legal proceeding made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third-Party Claim”) against such Indemnified Party with respect to which a Party is obligated to provide indemnification under this Agreement and/or the Transaction Documents (each, an “Indemnifying Party”), the Indemnified Party shall give the Indemnifying Party prompt written notice thereof which notice shall be within fifteen (15) days of receipt. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third-Party Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party within thirty (30) days thereafter, to assume the defense of any Third-Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided, however, that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if (i) such Third-Party Claim relates to, or arises in connection with, any criminal, civil, or administrative action, investigation, audit, or other proceeding instituted by a Governmental Authority, (ii) a conflict of interest exists between the Indemnifying Party and the Indemnified Party, or (iii) such Third-Party Claim seeks an injunction or other equitable relief against the Indemnified Party. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defense of any Third-Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defense thereof. If the Indemnifying Party elects not to compromise or defend such Third-Party Claim or fails to assume the defense of such Third-Party Claim within the time frame set forth above or to employ counsel reasonably satisfactory to the Indemnified Party, in either case within such thirty (30)-day period, then the Indemnified Party may, subject to Section 7.05(b), pay, compromise, defend such Third-Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third-Party Claim. Invacare and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third-Party Claim, including making available (subject to the provisions of Section 6.07) records relating to such Third-Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third-Party Claim.
(b)Settlement of Third-Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into the settlement of any Third-Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed), except as provided in this Section 7.05(b). If a firm offer is made to settle a Third-Party Claim without leading to liability or the creation of a financial or other obligation on the part of the Indemnified Party and (i) provides for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third-Party Claim, (ii) does not contain any admission or statement suggesting any wrongdoing or liability on behalf of the Indemnified Party, and (iii) does not contain any equitable order, judgment, or term that in any manner affects, restrains, or interferes with the business of the Indemnified Party or any of the Indemnified Party’s Affiliates, and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third-Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third-Party Claim shall not exceed the amount of such settlement offer. If the Indemnified Party fails to consent to such firm offer and also fails to assume defense of such Third-Party Claim, the Indemnifying Party may settle the Third-Party Claim upon the terms set forth in such firm offer to settle such Third-Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 7.05(a), it shall not agree to any settlement without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).
(c)Direct Claims. Any claim by an Indemnified Party on account of a Loss which does not result from a Third-Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (the “Claims Notice”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof, and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. During such thirty (30) day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within thirty (30) days after the receipt of a Claims Notice, that the Indemnifying Party disputes its liability to the Indemnified Party under this ARTICLE VII or the amount thereof, the Direct Claim specified by the Indemnified Party in such Claims Notice shall be conclusively deemed a liability of the Indemnifying Party under this ARTICLE VII, and the Indemnifying Party shall pay the amount of such liability to the Indemnified Party on demand or, in the case of any Claims Notice in which the amount of the Direct Claim (or any portion of the Direct Claim) is estimated, on such later date when the amount of such Direct Claim (or such portion of such Direct Claim) becomes finally determined. In the event that the Indemnifying Party has timely disputed its liability with respect to such Direct Claim as provided above, as promptly as possible, such Indemnified Party and the appropriate Indemnifying Party shall establish the merits and amount of such Direct Claim (by mutual agreement, litigation, arbitration or otherwise) and, within ten (10) Business Days following the final determination of the merits and amount of such Direct Claim, the Indemnifying Party shall pay to the Indemnified Party an amount equal to such Direct Claim as determined hereunder.
Section 1.06Mitigation of Losses. Each Indemnified Party shall use commercially reasonable efforts to mitigate all Losses upon becoming aware of any event that could reasonably be expected to give rise to Losses arising under any Third-Party Claim; provided, that nothing set forth in this Agreement shall create an affirmative obligation of the Buyer Indemnified Parties to submit such a claim to its insurers.
Section 1.07Reliance. The Parties expressly agree and acknowledge that Buyer is relying upon each of the representations and warranties of Invacare made in this Agreement and the Transaction Documents and that Buyer would not be willing to enter into this Agreement and the Transaction Documents if any limitations were placed on such reliance. The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.
Section 1.08Satisfaction. Payments of all amounts owing by an Indemnifying Party under this ARTICLE VII shall be made promptly upon a final settlement among the Indemnifying Party and the Indemnified Parties or upon a final adjudication determined by a court of competent jurisdiction in accordance with this ARTICLE VII that an obligation is owing by the Indemnifying Party to the Indemnified Party.
Section 1.09Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the Parties as an adjustment to the Purchase Price for Tax purposes unless otherwise required by Law.
Section 1.10Exclusive Remedies. The indemnification provisions contained in this ARTICLE VII will constitute the sole and exclusive recourse and remedy of the Parties for recovery of Losses, except in the case of fraud, willful misconduct or intentional misrepresentation. Notwithstanding the foregoing, the provisions of this ARTICLE VII will not restrict the right of any party to seek specific performance or other equitable remedies to which such party is entitled under this Agreement or any other Transaction Document.
ARTICLE VIII
MISCELLANEOUS
Section 1.01Buyer’s Right of Set-Off. Notwithstanding anything to the contrary in this Agreement or any Transaction Document, Buyer may set off any amount to which it may be entitled under this Agreement or any Transaction Document including, without limitation, those amounts due by Invacare to Buyer pursuant to ARTICLE VII hereof or under the Supply Agreement, against any amounts otherwise payable by Buyer to Invacare under this Agreement or any Transaction Document including, without limitation, the Commission Payments. If at the time for payment for any Commission Payment, a Third-Party Claim or a Direct Claim (collectively, a “Buyer Indemnification Claim”) has been asserted by Buyer but Invacare’s obligation with respect thereto has not been finally determined or agreed upon, Buyer may withhold payment of such portion of the Commission Payment as shall be sufficient to pay and reimburse Buyer for all Losses upon which the Buyer Indemnification Claim is based and shall not be required to pay such withheld amount over to Invacare until five (5) days following the final determination or agreement that Invacare is not obligated to the Buyer with respect to such Buyer Indemnification Claim or, if obligated, Invacare has paid and satisfied such Buyer Indemnification Claim in full.
Section 1.02Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors, and accountants,

incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred.
Section 1.03Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); or (c) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.03):

If to Invacare:
Invacare Corporation
1 Invacare Way
Elyria, OH 44035
E-mail: ALaPlaca@invacare.com
Attention: Anthony LaPlace, General Counsel
with a copy which shall not constitute notice to
McDonald Hopkins, LLC
600 Superior Avenue East
Suite 2100
Cleveland, OH 44114
E-mail: sriley@mcdonaldhopkins.com
E-mail: fwardega@mcdonaldhopkins.com
Attention: Shawn M. Riley
Attention: Frank Wardega

If to Buyer:	Ventec Life Systems, Inc. 5101 Fruitville Rd., Suite 200 Sarasota, FL 34232 E-mail: Tom.Pontzius@ReactHealth.com Attention: Tom Pontzius, President
with a copy which shall not constitute notice to: K&L Gates, LLP 2801 Via Fortuna, Suite 650 Austin, TX 78746 E-mail: andrea.cunha@klgates.com Attention: Andrea Cunha
Section 1.04Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules, and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument, or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.
Section 1.05Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.
Section 1.06Severability. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.
Section 1.07Entire Agreement. This Agreement and the Transaction Documents constitute one integrated agreement, were negotiated and entered into simultaneously as integrated parts of one unified transaction with a common purpose. Without limiting the generality of the foregoing, the Parties would not have entered into any of the Transaction Documents without entering into the other, the consideration for such Transaction Documents is not separate and distinct, but interrelated and incorporated by reference in each Transaction Document. This Agreement and the Transaction Documents represent the entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous representations, warranties, understandings, and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement or any other Transaction Document and those in the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control. The Parties agree that after the occurrence of the Closing, Buyer has performed all material obligations under this Agreement and the Transaction Documents, and as a consequence thereof this Agreement and the Transaction Documents shall no longer be deemed executory. Further, provided that Buyer is not in material breach of the terms of this Agreement, after Buyer has been given written notice of said breach from Invacare and a reasonable time period to cure, Invacare shall: (i) incorporate into the Confirmation Order and/or Plan Supplement that Buyer shall not seek to modify or reject this Agreement or any other Transaction Document in the Bankruptcy Case, or any liabilities or obligations of Invacare set forth therein, and (ii) oppose any actions taken by any other party (including an unsecured creditors’ committee) in the Bankruptcy Case to do the same.
Section 1.08Cross-Default. Any default by Invacare in the making of any representation or warranty or the performance of any covenant or condition hereof or in the Transaction Documents shall be deemed automatically a default under this Agreement and each of the Transaction Documents, entitling Buyer to exercise any or all rights and remedies available to Buyer under the terms of this Agreement and any or all of the Transaction Documents, and any default under any other Transaction Document shall be deemed automatically a default hereunder, entitling Buyer to exercise any or all rights and remedies provided for herein and under the Transaction Documents.
Section 1.09Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns (including such successors that occur by operation of law). No party may assign its rights or obligations hereunder without the prior written consent of the other parties, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve the assigning party of any of its obligations hereunder.
Section 1.10No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement.

Section 1.11Amendment and Modification; Waiver. This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. No waiver by any party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power, or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
Section 1.12Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.
(a)This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).
(b)ANY LEGAL SUIT, ACTION, OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE INSTITUTED IN THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH SUIT, ACTION OR PROCEEDING. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION, OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION, OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY TO THIS AGREEMENT CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12(c).
Section 1.13Enforcement Expenses. Except as otherwise provided for in ARTICLE VII (Indemnification), in the event any party elects to incur legal expenses to enforce or defend any provision of this Agreement, as between it and any other party, the prevailing party shall be entitled to recover from the other party such legal expenses, including reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which such party may be entitled.
Section 1.14Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.
Section 1.15Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

A signed copy of this Agreement delivered by facsimile, e-mail, or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
Section 1.16Non-recourse. This Agreement may only be enforced against, and any claim, action, suit, or other legal proceeding based upon, arising out of or related to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be brought against the entities that are expressly named as Parties hereto and then only with respect to the specific obligations set forth herein with respect to such party. No past, present, or future director, officer, employee, incorporator, manager, member, partner, stockholder, Affiliate, agent, attorney or other Representative of any party hereto or of any Affiliate of any party hereto, or any of their successors or permitted assigns, shall have any liability for any obligations or liabilities of any party hereto under this Agreement or for any claim, action, suit or other legal proceeding based on, in respect of or by reason of the transactions contemplated hereby.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BUYER:
VENTEC LIFE SYSTEMS, INC.

By:    /s/ Tom Pontzius
Name:    Tom Pontzius
Title:    President
    [Signature page to Asset Purchase Agreement]

INVACARE:
INVACARE CORPORATION

By:    /s/ Kathleen P. Leneghan
Name:     Kathleen P. Leneghan
Title: Senior Vice President and Chief Financial Officer
    [Signature page to Asset Purchase Agreement]